Exhibit 99.1

CRISPR Therapeutics to Present New Data on Allogeneic CRISPR-based CAR-T Program and Host Investor Reception at the 32nd Annual Society for Immunotherapy of Cancer Meeting

ZUG, Switzerland and CAMBRIDGE, Mass., November 7, 2017 — CRISPR Therapeutics (NASDAQ: CRSP), a genome editing company focused on creating transformative medicine for serious diseases, today announced that the Company will present a poster on CRISPR’s Allogeneic CRISPR-based CAR-T cell therapy directed at CD19-positive malignancies at the 32nd Annual Society for Immunotherapy of Cancer Meeting.

CRISPR Therapeutics will also host an investor reception to highlight its immune-oncology research and development strategy. The program will include a talk by Stephan A. Grupp, MD, PhD., Director of the Cancer Immunotherapy Program, director of Translational Research for the Center for Childhood Cancer Research at Children’s Hospital of Philadelphia and medical director of the Stem Cell Laboratory, Chief of the Section of Cellular Therapy and Transplant in the Hospital’s Division of Oncology, and members from CRISPR’s senior management team. For more information on the investor event, please contact IR@crisprtx.com.

Poster Presentation

Title: Production of site-specific Allogeneic CD19 CAR-T Cells by CRISPR-Cas9 for B-Cell Malignancies

Location: P181, Cellular Therapy Approaches Track

Date: Friday November 10, 2017

Time: 12:30 PM – 2:00 PM ET

CRISPR Therapeutics Investor Reception

Location: Gaylord Hotel at the Gaylord National Resort & Convention Center

Date: Friday November 10, 2017

Time: 6:00 PM – 8:00 PM ET

Guest Speaker: Stephan A. Grupp, MD, PhD, Director of the Cancer Immunotherapy Program, director of Translational Research for the Center for Childhood Cancer Research at Children’s Hospital of Philadelphia and medical director of the Stem Cell Laboratory, Chief of the Section of Cellular Therapy and Transplant in the Hospital’s Division of Oncology

A live webcast of the presentation, and the presentation materials, can be accessed under “Events & Presentations” in the Investors & Media section of the Company’s website at www.crisprtx.com.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene-editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 gene-editing platform. CRISPR/Cas9 is a revolutionary technology that allows for precise, directed changes to genomic DNA. The company’s multi-disciplinary team of world-class researchers and drug developers is working to translate this technology into breakthrough human therapeutics in a number of serious diseases. Additionally, CRISPR Therapeutics has established strategic collaborations with Bayer AG and Vertex Pharmaceuticals to develop CRISPR-based therapeutics in diseases with high unmet need. The foundational CRISPR/Cas9 patent estate for human therapeutic use was licensed from the company’s scientific founder Emmanuelle Charpentier, Ph.D. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts. For more information, please visit http://www.crisprtx.com.

MEDIA CONTACTS:

Jennifer Paganelli

WCG on behalf of CRISPR

+1 347-658-8290 jpaganelli@wcgworld.com

Investor Contact:

Chris Erdman

chris.erdman@crisprtx.com

617.307.7227

Chris Brinzey

Westwicke Partners for CRISPR

339-970-2843

chris.brinzey@westwicke.com